Filed pursuant to Rule 433

April 3, 2024
Relating to

Preliminary Prospectus Supplement dated April 1, 2024

to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583-03

Duke Energy Florida, LLC

$173,421,000 First Mortgage Bonds, Floating Rate Series due 2074

Pricing Term Sheet

Issuer:	Duke Energy Florida, LLC (the “Issuer”)
Trade Date:	April 3, 2024
Settlement Date:	April 5, 2024 (T + 2)
Expected Ratings (Moody’s/S&P)*:	A1 (Stable) / A (Stable)
Security Description:	First Mortgage Bonds, Floating Rate Series due 2074 (the “Bonds”)
Principal Amount:	$173,421,000
Maturity Date:	April 15, 2074
Price to the Public:	100% per Bond, plus accrued interest, if any, from April 5, 2024
Interest and Interest Payment Dates:	Floating rate based on Compounded SOFR (calculated as described in the Preliminary Prospectus Supplement), minus 0.35%, calculated quarterly, and payable on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2024.
Optional Redemption:

On or after April 15, 2054, the Issuer may redeem the Bonds at its option, in whole or in part, at any time and from time to time, if redeemed during the twelve-month periods beginning on April 15 as set forth below:

Twelve-month period beginning on	Redemption price
April 15, 2054	105.00%
April 15, 2055	104.50%
April 15, 2056	104.00%

April 15, 2057	103.50%
April 15, 2058	103.00%
April 15, 2059	102.50%
April 15, 2060	102.00%
April 15, 2061	101.50%
April 15, 2062	101.00%
April 15, 2063	100.50%
April 15, 2064	100.00%

and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date

Repayment at Option of Holder:

The Bonds will be repayable at the option of a holder of the Bonds, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount of the Bonds to be repaid) as set forth below:

Repayment date	Repayment price
April 15, 2025	98.00%
October 15, 2025	98.00%
April 15, 2026	98.00%
October 15, 2026	98.00%
April 15, 2027	98.00%
October 15, 2027	98.00%
April 15, 2028	98.00%
October 15, 2028	98.00%
April 15, 2029	98.00%
October 15, 2029	99.00%
April 15, 2030	99.00%
October 15, 2030	99.00%
April 15, 2031	99.00%
October 15, 2031	99.00%
April 15, 2032	99.00%
October 15, 2032	99.00%
April 15, 2033	99.00%
October 15, 2033	99.00%
April 15, 2034	99.00%
October 15, 2034 April 15, 2035	99.00% 100.00%

and on April 15 of every second year thereafter, through and including April 15, 2071, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.
Format:	SEC Registered
Denominations:	$1,000 and integral multiples of $1,000

CUSIP/ISIN:	26444H AS0/ US26444HAS04
Join Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533 (collect), Morgan Stanley & Co. LLC at (866) 718-1649 (toll-free) or RBC Capital Markets, LLC at (866) 375-6829 (toll-free).

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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